Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 2026, including the adjustments to the 2024 financial statements to retrospectively apply the discontinued operations reclassifications related to the dispositions of Avenova and PhaseOne, as described in Notes 14 and 15 and the retrospective adjustments to share and per share data as a result of the reverse stock split, as described in Note 1, and the adjustments described in Note 16 that were applied to revise the 2024 financial statements to correct an error, except for the effects of the restatement described in Note 3 to the financial statements as to which the date is April 29, 2026, with respect to the financial statements of Stablecoin Development Corporation (the “Company”) on Form 10-K of the Company for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Philadelphia, Pennsylvania

August 11, 2026